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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [ ]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

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Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                    WM STRATEGIC ASSET MANAGEMENT PORTFOLIO
                (Name of Registrant as Specified In Its Charter)

                                NAME OF COMPANY
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

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                      [COVER LETTER FOR FOLLOW-UP MAILING]

                                                                      June, 1999

Dear WM Strategic Asset Management Portfolios Shareholder:

WE HAVE NOT RECEIVED YOUR VOTE AND WANT YOU TO KNOW THAT YOUR VOTE MATTERS, REGARDLESS OF THE NUMBER OF PORTFOLIO SHARES YOU OWN. We recently sent you a package containing proxy card(s), a Proxy Statement and detailed information regarding your SAM Portfolio. Please take a few minutes to complete the duplicate proxy card(s) enclosed. If you have already voted, we thank you for your response.

PLEASE RESPOND IMMEDIATELY

The shareholder meeting is scheduled for June 23, 1999. If you have not yet returned your proxy card(s) or called in your vote, we urge you to do so immediately so that your vote is received prior to the meeting.

As a reminder, the proposed change in legal structure will not affect the investment benefits you have enjoyed over time: active asset allocation, periodic reallocations, quarterly performance updates, convenience, and affordability. The change provides an opportunity to capture over $600 million additional assets for the SAM Portfolios. THAT MEANS THAT YOU, AS A SHAREHOLDER, MAY BENEFIT FROM:

- Opportunities for GREATER ECONOMIES OF SCALE associated with increased assets under management
- Potentially LOWER OPERATING COSTS AND SHAREHOLDER EXPENSES than without these assets
-  Maintaining a high level of services and OPERATIONAL EFFICIENCY.

VOTE BY PHONE, FAX OR MAIL

         To simplify the voting process for you, we are offering three alternatives - by phone, fax or mail

   *  contact D.F. King (our proxy solicitor) directly at (800) 755-7250,
   *  fax both sides of the proxy ballot to (212) 269-2796, or
   *  mail your ballot using the enclosed postage paid return envelope.

Thank you for choosing the WM Strategic Asset Management (SAM) Portfolios. We appreciate the confidence you have placed in us, and thank you for considering this important opportunity. If you have any questions about the SAM Portfolios, please do not hesitate to contact your Investment Representative or call (800) 755-7250. We look forward to receiving your VOTE SOON, USING ONE OF THE ABOVE MENTIONED ALTERNATIVES.

Sincerely,

William G. Papesh
President

     This material must be preceded or accompanied by a current WM Group of
                               Funds prospectus.
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                                      Q & A
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                          SAM PORTFOLIOS RESTRUCTURING
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Q.   Why am I receiving this proxy statement?

A. You are being asked to approve the change in legal structure of the SAM Portfolios from a Massachusetts business trust to a Massachusetts limited liability company that will allow the SAM Portfolios the opportunity to capture over $600 million in additional assets, providing opportunities for greater economies of scale. H.F. Ahmanson & Company, the parent company of Home Savings of America and of the former advisor to The Griffin Funds, has merged with Washington Mutual, Inc., which resulted in the successful consolidation of The Griffin Funds with the WM Group of Funds. During the process, it was determined that changing the legal structure of the WM Strategic Asset Management (SAM) Portfolios would give us the opportunity to offer former Griffin Funds' shareholders the opportunity to exchange from their current asset allocation service to the SAM Portfolios.

Q.   How will this affect my account?

A. The change in legal structure will not affect your account or investment option. After the change, your SAM Portfolio will continue to seek the same investment objective, following the same investment policies and disciplined thinking that have served SAM clients so well over the years. You will continue to receive the same shareholder services. All applicable fees will remain the same and in time, the investments in SAM Portfolios facilitated by this change may result in lower operating costs and expenses, as a percentage of net assets, than would otherwise be the case.

Q. What happens to my account if I do not vote FOR the new SAM Portfolios structure?

A. The proposed change in legal structure will not affect your account value, features, benefits, or investment option regardless of how you vote. If a majority of each SAM Portfolio's shareholders vote FOR the proposal, the legal structure of the SAM Portfolios will change.

Q. Will I pay any sales charges in connection with the proposed change in legal structure?

A.   No.

Q. What are the tax consequences/implications of the proposed change in legal structure?

A. The proposed change in legal structure is not expected to have any tax effects, although each of the SAM Portfolios will declare and distribute to shareholders a dividend equal to all net realized capital gains immediately before the proposed change. In addition, the proposed change will facilitate the purchase by certain former Griffin Fund shareholders of SAM Portfolio shares in exchange for their shares of the underlying WM Funds. The Portfolios' tax basis in these shares may be lower than its tax basis in the underlying WM Funds shares they currently hold, which may increase the amount of future capital gains distributed to shareholders. Please refer to any specific tax questions to your tax advisor.


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Q.   Will my account number change?

A. No. You will continue to have the same account number. Your quarterly statement will reflect your account number and new fund number.

Q.   Will my CDSC start over?

A.   No. Your CDSC schedule will remain unchanged.

Q.   How do I vote my shares?

A.   You may vote by mail, phone, fax or in person at the Special Meeting.

     1. BY MAIL - simply sign and send us the proxy card(s) provided
     2. BY PHONE - simply call our proxy solicitor, D.F. King, at
        (800) 755-7250
     3. BY FAX - simply fax both sides of your proxy card(s) to (212) 269-2796
     4. IN PERSON - you can vote in person on June 23, 1999, 11:00 a.m. PST. The meeting will be held at the corporate offices of:

                                WM Advisors, Inc.
                          1201 Third Avenue, 22nd Floor
                                Seattle, WA 98101


Distributed by:
WM Funds Distributor, Inc.

{insert LOGO here}


           For an additional copy of the Proxy Statement, please call
        (800) 755-7250. This material must be preceded or accompanied by a current WM Group of Funds prospectus.
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                               [TELEPHONE SCRIPT]

                                WM GROUP OF FUNDS

                              VERBAL VOTING SCRIPT

INTRODUCTION

Hello, my name is __________. I'm calling from DF King on behalf of WM Group of Funds.
May I please speak to ______________?

ADDRESS SHAREHOLDER NEEDS

The Board of Trustees of your WM STRATEGIC ASSET MANAGEMENT PORTFOLIO mailed a proxy statement that requires your attention. I'm calling to find out if you received these materials. May I have a moment of your time?

Have you received the proxy materials in the mail?

         If not, then help the shareholder obtain the material he/she requires. If a NOBO, he/she should contact his/her investment representative. If registered, we will send the materials directly. In either case, make sure the address is correct, make any necessary corrections, and code the disposition as "14" or "15". If the shareholder says he/she just got the materials, offer him the 800 phone number, 800 755-7250 offer to give him/her a brief summary of the proxy statement, and explain that someone may call in a few days to answer any questions.

Are you familiar with the proposals? May I assist you with any questions?

         Take time to answer all questions carefully. Do not give advice. Remind the shareholder that the Board of Trustees has recommended that he/she vote in favor. Many questions can be addressed by referring to the proxy statement and reading the appropriate sections.

If it's convenient for you, I can record your vote over the telephone right now. Is it convenient?

         Allow the shareholder to give you a response. If the shareholder says he/she has already sent in the proxy, do NOT ask the shareholder how he/she voted.

Here's how we'll proceed. The phone call will be recorded to assure accuracy. I will ask you for your name, confirmation that you received the proxy materials, your address, and the last 4 digits of your social security number. We'll then take your vote. Within 72 hours, we'll mail you a letter confirming your vote. Are you ready?

         Depending on answer, TAB down and choose either "Y" or "N". If you are going to take a vote, remember to allow the phone call to be recorded.

BEGIN THE VOTE

At this time, I'll begin recording the call. First, I'll reintroduce myself. My name is __________, calling from DF King & Co on behalf of WM Group of Funds. Today's date is __________ and the time is __________.

May I please have your name?

May I ask if you received the proxy materials?


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May I please have your address?

And finally the last 4 digits of your social security number?

         Input the last 4 digits of the SSN. You may NOT proceed without this information. If the shareholder refuses to give this information, explain that it is for security purposes only, to assure that only the proper person can vote his/her shares. However, if the shareholder continues to resist, you have no choice but to politely end the call. In this case, return to the first screen (Shift TAB) and hit "N", which will take you to the disposition screen.

ACTUAL VOTING

Your Board of Trustees has made a proposal, which they have studied carefully. They recommend that you vote in favor of the proposal. Would you like to vote in favor of the proposal as recommended by your Board?

         Choose either "Y" or "N". If you choose "Y", then the computer will fill in the response for all proposals. If you choose "N", you must input a vote for each proposal. If you are required to read the proposals individually, end each proposal by saying, "YOUR BOARD RECOMMENDS THAT YOU VOTE IN FAVOR. HOW WOULD YOU LIKE TO VOTE?" For most proposals, the valid responses are

                               F = For proposal.
                               A = Against proposal.
                               B = Abstain.

CLOSING

Your vote has been recorded. You have voted __________.  Is that correct?

         If it is correct, then choose "Y". If it is not correct, then choose "N". The cursor will return to the top of the ballot and allow you to make the appropriate corrections.

In the next 72 hours, we'll mail you a letter confirming your votes. If you wish to change your vote for any reason, please call us at the number listed in the letter. Thank you for your time.

         Turn off the tape recorder. Record the shareholder's name and number of shares on your log. Finish the phone call. If you get a verbal vote, the only valid disposition is "01". If you do not get a verbal vote, then you may use any valid disposition EXCEPT "01".
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                                WM GROUP OF FUNDS

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NOBO ANSWERING MACHINE MESSAGE
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Hello, my name is _____________________________, calling on behalf of the WM
GROUP OF FUNDS. You should have received proxy materials concerning a Special Shareholder Meeting to be held on JUNE 23, 1999. At your earliest convenience please sign, date and return the proxy card in the envelope provided. If you have not received these materials, please contact your investment representative.

If you have any questions, PLEASE CALL US AT 1-800-755-7250. If you have already mailed back your proxy, please disregard this message and accept our thanks!

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REGISTERED ANSWERING MACHINE MESSAGE
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Hello, my name is _____________________________, calling on behalf of the WM
GROUP OF FUNDS. You should have received proxy materials concerning a Special Shareholder Meeting to be held on JUNE 23, 1999. At your convenience please sign, date and return the proxy card in the envelope provided.

If you have not received these materials or have any questions, PLEASE CALL US AT 1-800-755-7250. If you have already mailed back your proxy, please disregard this message and accept our thanks!